Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS FIRST QUARTER 2018 RESULTS
Rent-A-Center achieves positive same store sales across all operating segments with stronger than expected portfolio performance, free cash flow, and debt reduction
__________________________________________________________
Plano, Texas, April 30, 2018 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII) today announced results for the quarter ended March 31, 2018.
"During the first quarter, strong portfolio performance helped Rent-A-Center achieve positive same store sales across all operating segments. In addition, we began the execution of our Strategic Plan, both of which resulted in delivering free cash flow of approximately $85 million putting the Company on a positive trajectory going forward," stated Mitch Fadel, Chief Executive Officer of Rent-A-Center.
Mr. Fadel continued, "We announced a plan to capture at least $100 million in annualized EBITDA and working capital opportunities last quarter and have been busy implementing that plan. These actions were necessary to improve the performance of the business. I am pleased to say that we are currently exceeding expectations on these critical initiatives and I am further encouraged by our operational performance."
Strategic Plan
The Company's Strategic Plan focuses on several improvement areas including a cost savings plan, a more targeted value proposition and a more robust franchising program. Significant progress has been made in all three areas of the Strategic Plan. Through April 2018, the Company has already executed initiatives expected to generate $70 million in annualized cost savings and $25 million in one-time working capital benefits, effectively capturing substantially all the savings outlined in the Company's previously announced guidance.
Cost Savings - Overhead

•
Corporate overhead was reduced by approximately 250 positions, or 25 percent of the corporate office, in March, resulting in $28 million in annualized run-rate savings, with $20 million to be realized in 2018.

•	Field overhead was reduced by approximately 60 positions, in April, resulting in $9 million in annualized run-rate savings with $6 million to be realized in 2018.
Cost Savings - Other Store Expense

•
Other Store Expense savings primarily include cost rationalization of indirect spend at the store level. Targeted savings of $15 million annually have been identified, with 20 percent of the targeted savings already realized.

Cost Savings - Supply Chain

•
The Company restructured its supply chain organization supporting Acceptance NOW by closing all collection centers which included a reduction of over 500 positions and nearly 400 vehicles, in March, resulting in over $25 million in annualized run-rate savings, with $20 million to be realized in 2018.

•
The Company has identified and largely executed $7 million in annualized run-rate savings within its Core U.S. product service centers through the optimization of routes with $5 million to be realized in 2018.

Working Capital Optimization

•	Actions were taken during the first quarter to right size the inventory in the Core U.S. segment, which resulted in a one-time working capital benefit of $25 million.

•
The Company made the decision to revert back to a direct to store supply chain and discontinue the third party distribution center network, resulting in $12 million in annualized working capital reduction and cost of goods run rate savings, with $6 million in working capital savings to be realized in 2018.  The direct to store network is expected to be fully operational in the latter half of 2018.

•	The Company also expects to realize a one-time working capital benefit of $15 million due to the elimination of third party distribution centers in 2018.

Value Proposition

•
The enhanced value proposition was launched nationally in the Core U.S. segment within the quarter. The changes reflect a more targeted approach to competitively pricing elastic categories offsetting those changes from a margin perspective within inelastic categories.

•
In the Acceptance NOW segment, a new value proposition was rolled out to all partners. The value proposition lowers the total cost of ownership over a shorter term in order to improve ownership and retention.

Franchising

•
The Company franchised 31 Core U.S. locations in one transaction during the quarter, enabling the Company to maintain and grow its presence while using proceeds from the refranchising efforts for debt reduction.

Consolidated Overview
Explanations of performance are excluding special items and compared to the prior year unless otherwise noted.
On a consolidated basis, total revenues of $698.0 million declined by 5.9 percent primarily due to closures of certain Core U.S. and Acceptance NOW locations, offset by a consolidated same store sales increase of 0.8 percent. Net loss and diluted loss per share, on a GAAP basis, were $19.8 million and $0.37 compared to net loss and diluted loss per share of $6.7 million and $0.13 in the first quarter of last year.
Special items of $17.5 million included $10.3 million related to cost savings initiatives primarily driven by severance, $4.4 million related to store closure costs, $1.9 million in capitalized software write-downs, $1.7 in incremental legal and advisory fees and ($0.8) million related to the 2017 hurricanes (Refer to Table 4).
Excluding special items, the Company’s diluted loss per share was $0.08 and the Company generated $25.1 million in adjusted EBITDA in the first quarter compared to earnings per diluted share of $0.04 and adjusted EBITDA of $33.3 million in the first quarter of last year. Adjusted EBITDA as a percent of revenue increased 490 basis points sequentially versus the fourth quarter of last year.
For the three months ended March 31, 2018, the Company generated $84.5 million of cash from operations, ended the first quarter with $81.4 million of cash and cash equivalents, and reduced its outstanding debt balance by $77.6 million. Subsequent to quarter end, debt on the revolver was reduced to a zero balance as of April 30, 2018.
Segment Operating Performance
CORE U.S. first quarter revenues of $482.0 million decreased 1.8 percent primarily due to the rationalization of the Core U.S. store base partially offset by a same store sales increase of 0.3 percent. Gross profit as a percent of total revenue versus prior year increased 100 basis points primarily due to the intercompany book value adjustment on returned Acceptance Now products. Labor decreased $2.4 million versus prior year driven primarily by lower store count. Other store expenses decreased $7.2 million driven by store count and timing related to advertising expense. EBITDA was $40.0 million or 8.3 percent of revenue.
ACCEPTANCE NOW first quarter revenues of $197.0 million decreased 16.0 percent primarily due to closures of the Company's Conn’s and HHGregg locations partially offset by a same store sales increase of 3.3 percent. Gross profit as a percent of total revenue versus prior year decreased 370 basis points primarily due to the intercompany book value adjustment on returned Acceptance NOW products, discounting early payout amounts to encourage ownership, and the new value proposition changes. Labor, as a percent of store revenue, improved 100 basis points versus the prior year. EBITDA was $20.3 million or 10.3 percent of revenue.
MEXICO first quarter revenues were flat on a constant currency basis. Gross profit as a percent of total revenue versus prior year decreased 130 basis points driven by lower rental sales gross margin and merchandise sales gross margin. EBITDA was $1.2 million or 10.1 percent of revenue.
FRANCHISING first quarter revenues were $7.0 million and EBITDA was $1.3 million.
CORPORATE operating expenses increased $6.1 million compared to the prior year primarily due to a one-time benefit, in the first quarter of 2017, resulting from the reversal of unvested stock compensation previously granted to former executives.

SAME STORE SALES
(Unaudited)

Table 1
Period	Core U.S.	Acceptance Now	Mexico	Total
Three Months Ended March 31, 2018 (1)	0.3%	3.3%	0.7%	0.8%
Three Months Ended December 31, 2017 (1)	(3.6)%	6.7%	(2.3)%	(2.0)%
Three Months Ended March 31, 2017	(12.5)%	2.9%	(6.0)%	(7.8)%
Note : Same store sale methodology - Same store sales generally represents revenue earned in stores that were operated by us for 13 months or more and are reported on a constant currency basis. The Company excludes from the same store sales base any store that receives a certain level of customer accounts from closed stores or acquisitions. The receiving store will be eligible for inclusion in the same store sales base in the 24th full month following account transfer.
(1) Given the severity of the recent natural disasters, the Company instituted a change to the same store sales store selection starting in the month of September, excluding geographically impacted regions for 18 months.
2018 Selected Guidance
As the Company remains in the midst of a strategic and financial alternatives review process, the following selected guidance is being updated at this time:

•
The Company has identified annualized cost savings opportunities of $75 to $95 million, increased from the previously communicated range of $65 to $85 million. The Company expects two thirds of the benefit to be realized in 2018. These cost savings opportunities include:

–	Overhead of $30 to $40 million

–	Supply Chain of $35 to $40 million, an increase from the previous guidance of $25 to $30 million

–	Other Store Expenses of $10 to $15 million

•	Working capital benefits of $40 to $45 million, an increase from the previous guidance of $20 to 25 million, 100 percent of which is expected to be realized in 2018

•	Free Cash Flow of at least $170 million, an increase from the previous guidance of at least $130 million
Guidance Policy
The Company provides selected guidance and will only provide updates if there is a material change versus the original guidance.
Strategic & Financial Alternatives Update
The Company’s Board of Directors and its advisors remain actively engaged with parties interested in acquiring the Company and continue to expect to reach a determination during the second quarter of 2018. The Company does not intend to make any additional comments regarding these discussions or any potential transaction unless and until a formal agreement has been reached or the Company’s Board of Directors has approved a definitive course of action with respect to its ongoing financial and strategic alternatives review.
Non-GAAP Reconciliation
To supplement the Company's financial results presented on a GAAP basis, Rent-A-Center uses the non-GAAP measures ("special items”) indicated in Table 2 below, which primarily excludes charges in the first quarter of 2018 related to cost savings initiatives, including reductions in overhead and supply chain, store closures, incremental legal and advisory fees, capitalized software write-downs, and impacts related to the 2017 hurricanes and previous store closure plans. Gains or charges related to store closures will generally recur with the occurrence of these events in the future. The presentation of these financial measures is not in accordance with, or an alternative for, accounting principles generally accepted in the United States and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. Rent-A-Center management believes that excluding special items from the GAAP financial results provides investors a clearer perspective of the Company's ongoing operating performance and a more relevant comparison to prior period results. This press release also refers to the non-GAAP measures EBITDA (earnings before interest, taxes, depreciation and amortization) and Free Cash Flow (operating cash flow less investing activities). Reconciliation to the most comparable GAAP measures are provided in Tables 3 and 4, below. The Company believes that presentation of EBITDA is useful to investors, as among other things, this information impacts certain financial covenants under the Company's senior credit facilities and the indentures governing its 6.625% senior unsecured notes due November 2020 and its 4.75% senior unsecured notes due May 2021. The Company believes that presentation of free cash flow provides investors with meaningful additional information regarding the Company's liquidity. While management believes these non-GAAP financial measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

Reconciliation of net loss to net (loss) earnings excluding special items:

Table 2	Three Months Ended March 31,
	2018		2017
(in thousands, except per share data)	Amount	Per Share	Amount	Per Share
Net loss	$(19,843)	$(0.37)	$(6,679)	$(0.13)
Special items, net of taxes:
Other charges (1)	15,633	0.29	8,687	0.17
Discrete income tax items	62	—	123	—
Net (loss) earnings excluding special items	$(4,148)	$(0.08)	$2,131	$0.04
(1) Other charges for the three months ended March 31, 2018 primarily includes charges, net of tax, related to cost savings initiatives, including reductions in overhead and supply chain, store closures, capitalized software write-downs, incremental legal and advisory fees, and impacts related to the 2017 hurricanes. Other charges for the three months ended March 31, 2017 primarily includes closure of Acceptance Now locations, reductions in our field support center, incremental legal and advisory fees, and litigation claims settlement. Charges related to store closures are primarily comprised of losses on rental merchandise, lease obligation costs, employee severance, asset disposals, and miscellaneous costs incurred as a result of the closures.
Reconciliation of net cash provided by operations to free cash flow:

Table 3	Three Months Ended March 31,
(In thousands)	2018	2017
Net cash provided by operating activities	84,477	59,317
Cash flows from investing activities
Purchase of property assets	(8,649)	(22,048)
Proceeds from sale of stores	9,463	475
Acquisitions of businesses	(440)	—
Net cash provided by (used in) investing activities	374	(21,573)
Free cash flow	84,851	37,744

Webcast Information
Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on Tuesday morning, May 1, 2018, at 8:30 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website. Residents of the United States and Canada can listen to the call by dialing (800) 399-0012. International participants can access the call by dialing (404) 665-9632.
About Rent-A-Center, Inc.
A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 2,400 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,250 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 250 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.
Forward Looking Statements
This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," "believe," or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; uncertainties concerning the outcome, impact, effects and results of the Company’s exploration of its strategic and financial alternatives; difficulties encountered in improving the financial and operational performance of the Company's business segments; the Company’s ability to refinance its senior credit facility expiring in early 2019 on favorable terms, if at all; risks associated with pricing changes and strategies being deployed in the Company's businesses; the Company's ability to realize any benefits from its initiatives regarding cost-savings and other EBITDA enhancements, efficiencies and working capital improvements; the Company's chief executive officer transition, including the Company's ability to effectively operate and execute its strategies during the transition period; the Company's ability to execute its franchise strategy; failure to manage the Company's store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions caused by the operation of the Company's store information management system; the Company's transition to more-readily scalable, “cloud-based” solutions; the Company's ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company's supply chain; limitations of, or disruptions in, the Company's distribution network, and the impact, effects and results of the changes we have made and are making to our distribution methods; rapid inflation or deflation in the prices of the Company's products; the Company's ability to execute and the effectiveness of a store consolidation, including the Company's ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; the Company's ability to control costs and increase profitability; the Company's ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks and the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and the Company’s dividend policy and any changes thereto, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investors:
Rent-A-Center, Inc.
Maureen Short
Interim Chief Financial Officer
972-801-1899
maureen.short@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS (LOSS) HIGHLIGHTS - UNAUDITED

Table 4	Three Months Ended March 31,
	2018		2018	2017		2017
	Before		After	Before		After
	Special Items		Special Items	Special Items		Special Items
	(Non-GAAP		(GAAP	(Non-GAAP		(GAAP
(In thousands, except per share data)	Earnings)		Earnings)	Earnings)		Earnings)
Total revenues	$698,043		$698,043	$741,986		$741,986
Operating profit (loss)	7,185	(1)	(10,270)	14,803	(3)	1,152
Net (loss) earnings	(4,148)	(1)(2)	(19,843)	2,131	(3)(4)	(6,679)
Diluted (loss) earnings per common share	$(0.08)	(1)(2)	$(0.37)	$0.04	(3)(4)	$(0.13)
Adjusted EBITDA	$25,085		$25,085	$33,344		$33,344
Reconciliation to Adjusted EBITDA:
(Loss) earnings before income taxes	$(3,966)	(1)	$(21,421)	$3,329	(3)	$(10,322)
Add back:
Other charges	—		17,455	—		13,651
Interest expense, net	11,151		11,151	11,474		11,474
Depreciation, amortization and impairment of intangibles	17,900		17,900	18,541		18,541
Adjusted EBITDA	$25,085		$25,085	$33,344		$33,344
(1) Excludes the effects of approximately $17.5 million of pre-tax charges including $10.3 million related to cost savings initiatives, $4.4 million related to store closure costs, $1.9 million in capitalized software write-downs, $1.7 million in incremental legal and advisory fees, and ($0.8) million related to the 2017 hurricanes. These charges increased net losses and net losses per diluted share for the three months ended March 31, 2018, by approximately $15.6 million and $0.29, respectively.
(2) Excludes the effects of $0.1 million of discrete income tax adjustments.
(3) Excludes the effects of approximately $13.7 million pre-tax charges including $9.6 million for the closure of Acceptance Now locations, $2.5 million related to reductions in our field support center, $1.0 million in incremental legal and advisory fees, and $0.6 million for litigation claims settlement, These charges decreased net earnings and net earnings per diluted share for the three months ended March 31, 2017, by approximately $8.7 million and $0.17, respectively.
(4) Excludes the effects of $0.1 million of discrete income tax adjustments.

SELECTED BALANCE SHEET HIGHLIGHTS - UNAUDITED

Table 5	March 31,
(In thousands)	2018	2017
Cash and cash equivalents	$81,393	$58,128
Receivables, net	64,823	66,606
Prepaid expenses and other assets	67,517	52,159
Rental merchandise, net
On rent	649,891	754,824
Held for rent	162,625	190,629
Goodwill	56,784	55,308
Total assets	1,386,438	1,494,974

Senior debt, net	$57,426	$115,625
Senior notes, net	539,078	537,799
Total liabilities	1,131,457	1,236,538
Stockholders' equity	254,981	258,436

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) - UNAUDITED

Table 6	Three Months Ended March 31,
(In thousands, except per share data)	2018		2017
Revenues
Store
Rentals and fees	$564,714		$595,414
Merchandise sales	107,356		121,722
Installment sales	16,404		16,757
Other	2,584		2,652
Total store revenues	691,058		736,545
Franchise
Merchandise sales	3,634		3,321
Royalty income and fees	3,351		2,120
Total revenues	698,043		741,986
Cost of revenues
Store
Cost of rentals and fees	156,095		162,033
Cost of merchandise sold	96,353		109,124
Cost of installment sales	5,242		5,184
Total cost of store revenues	257,690		276,341
Franchise cost of merchandise sold	3,375		2,982
Total cost of revenues	261,065		279,323
Gross profit	436,978		462,663
Operating expenses
Store expenses
Labor	181,074		192,107
Other store expenses	185,949		197,440
General and administrative expenses	44,870		39,772
Depreciation, amortization and impairment of intangibles	17,900		18,541
Other charges	17,455	(1)	13,651	(3)
Total operating expenses	447,248		461,511
Operating (loss) profit	(10,270)		1,152
Interest expense	11,360		11,630
Interest income	(209)		(156)
Loss before income taxes	(21,421)		(10,322)
Income tax benefit	(1,578)	(2)	(3,643)	(4)
Net loss	$(19,843)		$(6,679)
Basic weighted average shares	53,406		53,217
Basic loss per common share	$(0.37)		$(0.13)
Diluted weighted average shares	53,406		53,217
Diluted loss per common share	$(0.37)		$(0.13)
(1) Includes pre-tax charges of $10.3 million for cost savings initiatives, $4.4 million related to store closures costs, $1.9 million in capitalized software write-downs, $1.7 million for incremental legal and advisory fees, and ($0.8) million related to the 2017 hurricanes.
(2) Includes $0.1 million of discrete income tax adjustments.
(3) Includes pre-tax charges of $9.6 million for the closure of Acceptance Now locations, $2.5 million for reductions in our field support center, $1.0 million in incremental legal and advisory fees, and $0.6 million for litigation claims settlement,
(4) Includes $0.1 million of discrete income tax adjustments.

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS - UNAUDITED

Table 7	Three Months Ended March 31,
(In thousands)	2018	2017
Revenues
Core U.S.	$482,041	$490,899
Acceptance Now	196,986	234,546
Mexico	12,031	11,100
Franchising	6,985	5,441
Total revenues	$698,043	$741,986

Table 8	Three Months Ended March 31,
(In thousands)	2018	2017
Gross profit
Core U.S.	$336,241	$337,954
Acceptance Now	88,805	114,429
Mexico	8,322	7,821
Franchising	3,610	2,459
Total gross profit	$436,978	$462,663

Table 9	Three Months Ended March 31,
(In thousands)	2018		2017
Operating (loss) profit
Core U.S.	$28,387	(1)	$24,402	(5)
Acceptance Now	15,430	(2)	20,619	(6)
Mexico	497	(3)	161
Franchising	1,256		1,441
Total segments	45,570		46,623
Corporate	(55,840)	(4)	(45,471)	(7)
Total operating (loss) profit	$(10,270)		$1,152
(1) Includes approximately $4.8 million of pre-tax charges primarily related to $1.1 million in cost savings initiatives, $4.4 million for store closure plans, and ($0.7) million related to the 2017 hurricanes.
(2) Includes approximately $4.5 million of pre-tax charges primarily related to $3.1 million in cost savings initiatives, $1.9 million in capitalized software write-downs, ($0.4) related to previous store closure plans, and ($0.1) million related to the 2017 hurricanes.
(3) Includes approximately $0.4 million of pre-tax charges related to store closures.
(4) Includes approximately $7.8 million of pre-tax charges primarily related to $6.1 million in cost savings initiatives, $1.7 million for incremental legal and advisory fees.
(5) Includes approximately $0.6 million of pre-tax charges related to a litigation claims settlement.
(6) Includes approximately $9.6 million of pre-tax charges related to the closure of Acceptance Now locations.
(7) Includes approximately $2.5 million of pre-tax charges related to reductions in our field support center, and approximately $1.0 million of pretax incremental legal and advisory fees.

Table 10	Three Months Ended March 31,
(In thousands)	2018	2017
Depreciation, amortization and impairment of intangibles
Core U.S.	$6,826	$8,108
Acceptance Now	435	786	(1)
Mexico	344	527
Franchising	44	44
Total segments	7,649	9,465
Corporate	10,251	9,076
Total depreciation, amortization and impairment of intangibles	$17,900	$18,541
(1) We recorded an impairment charge of $3.9 million to our intangible assets, related to a vendor relationship, in the first quarter of 2017 that is not included in the table above.

Table 11	Three Months Ended March 31,
(In thousands)	2018	2017
Capital expenditures
Core U.S.	$4,890	$6,108
Acceptance Now	45	483
Mexico	3	23
Total segments	4,938	6,614
Corporate	3,711	15,434
Total capital expenditures	$8,649	$22,048

Table 12	On Rent at March 31,		Held for Rent at March 31,
(In thousands)	2018	2017	2018	2017
Rental merchandise, net
Core U.S.	$380,449	$388,871	$155,405	$174,453
Acceptance Now	253,906	351,672	1,714	9,447
Mexico	15,536	14,281	5,506	6,729
Total rental merchandise, net	$649,891	$754,824	$162,625	$190,629

Table 13	March 31,
(In thousands)	2018	2017
Assets
Core U.S.	$736,092	$785,800
Acceptance Now	321,524	427,541
Mexico	35,619	32,641
Franchising	4,503	2,237
Total segments	1,097,738	1,248,219
Corporate	288,700	246,755
Total assets	$1,386,438	$1,494,974

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY - UNAUDITED

Table 14	Three Months Ended March 31, 2018
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,381	1,106	125	131	225	3,968
New location openings	—	47	5	—	—	52
Acquired locations remaining open	1	—	—	—	31	32
Conversions	—	(4)	4	—	—	—
Closed locations
Merged with existing locations	(62)	(35)	(5)	(8)	—	(110)
Sold or closed with no surviving location	(33)	—	—	—	(4)	(37)
Locations at end of period	2,287	1,114	129	123	252	3,905

Table 15	Three Months Ended March 31, 2017
	Core U.S.	Acceptance Now Staffed	Acceptance Now Direct	Mexico	Franchising	Total
Locations at beginning of period	2,463	1,431	478	130	229	4,731
New location openings	—	63	2	1	—	66
Acquired locations remaining open	—	—	—	—	3	3
Conversions	—	3	(3)	—	—	—
Closed locations
Merged with existing locations	(7)	(108)	(381)	—	—	(496)
Sold or closed with no surviving location	(3)	—	—	—	(3)	(6)
Locations at end of period	2,453	1,389	96	131	229	4,298